Exhibit 3.1

Authorisation Code : 917001723472 www.verify.gov.ky 09 September 2025 HS - 358728 Certificate of Incorporation on Change of Name Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of September Two Thousand Twenty - Five An Authorised Officer, Registry of Companies, Cayman Islands . I DO HEREBY CERTIFY that Pop Culture Group Co., Ltd When translated in English is, (Pupu Culture Group Co., Ltd) having by Special resolution dated 25th day of August Two Thousand Twenty - Five changed its name, is now incorporated under name of Pop Culture Group Co., Ltd When translated in English is, (Chinese Pop Culture Group Co., Ltd)